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                                  EXHIBIT 99.1


                       PRESS RELEASE, DATED MAY 21, 1997
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                                      for further information: Gary Pastorius
                                                                 703-803-3260
                                                       e-mail: info@fuisz.com

                 FUISZ TECHNOLOGIES TO ACQUIRE PHARMACEUTICAL/
                  NUTRACEUTICAL PRODUCTS MARKETER PANGEA, LTD.

CHANTILLY, VA., May 21, 1997 -- Fuisz Technologies, Ltd. (NASDAQ NMS: FUSE) today announced that it has acquired privately-held Pangea, Ltd., a national network marketer of nutritional supplements and skin care products based in Roswell, Georgia. Terms were not disclosed.

The acquisition advances Fuisz's strategy to widen its product distribution network. The first Fuisz-developed product to be added to Pangea's portfolio will be a calcium nutritional supplement containing 1250 mg of calcium carbonate in a flavored, soft, chewy tablet. Product launch is planned for late summer. The soft, chewy tablet, made with a proprietary Fuisz formulation, has a creamy texture and a mouth feel superior to that of conventional chewable tablets.

In announcing the deal, Dr. Richard C. Fuisz, Chairman of Fuisz Technologies, noted that the acquisition "had its genesis over the past few years in the increasing number of reputable direct marketing organizations that approached Fuisz in order to tap into our soon-to-market product pipeline. This was primarily because of the unique dosage forms and their proven impact in aiding the efforts of direct distributors. It was therefore perfectly logical that Fuisz, instead of allowing a portion of its product line to build someone else's organization, should acquire its own independent distributorship and grow it for the benefit of our shareholders and as an additional distribution channel for certain Fuisz products in the United States. Hence, the acquisition of Pangea."

Kenneth W. McVey, Fuisz Technologies President and Chief Executive Officer, said, "We're highly impressed by the selling success of Pangea and others in its class, such as Rexall-Sundown, Nu-Skin and the Shaklee unit of Yamanouchi Pharmaceuticals. Pangea, with thousands of independent distributors already in its network, will be of great advantage in introducing and building the market not only for our soft chewy calcium supplement but also for other products that employ our proprietary chewable and rapid dissolve tablet technologies."

Pangea's founder and Chief Executive Officer Ron Mahan, commenting on the new relationship, said, "We are very proud and excited about our alliance with Fuisz -- a company that is bringing to market superior technologies that stand to revolutionize the way people take pharmaceutical products. Our distributors are especially eager to become partners with Fuisz -- to broaden consumer awareness of the new formats and 'go to the head of the class' with exciting new product offerings."

Fuisz Technologies, Ltd. is engaged in the development and commercialization of a wide range of drug delivery and food applications.

                                     #####

This news release contains forward-looking statements that involve risks and uncertainties. The actual future results of Fuisz Technologies, Ltd. may differ materially due to a number of factors including, but not limited to, dependence on collaborative partners, risk of manufacturing scale-up, delays in introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report on Form 10-K in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."